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                                                                   EXHIBIT 12.1


                                TEREX CORPORATION
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (amounts in millions)



                                                                      Year Ended December 31,
                                            ----------------------------------------------------------------------------
                                                 1998           1997           1996            1995            1994
                                            --------------- -------------- -------------- ---------------- -------------

Earnings
  Income (loss) before taxes and minority
    interest................................$      74.5     $     31.0     $     (42.2)    $    (32.1)    $      4.9

  Adjustments:
    Minority interest in losses of
      consolidated subsidiaries.............      ---            ---             ---            ---            ---
    Undistributed (income) loss of less
      than 50%owned investments.............      ---            ---             ---            ---            ---
    Distributions from less than 50% owned
      investments...........................      ---            ---             ---            ---            ---
    Fixed charges...........................       52.4           49.0            72.2           50.4           39.8
                                               ------------   ------------    ------------   ------------   -------------

  Earnings..................................      126.9           80.0            30.0           18.3           44.7
                                               ------------   ------------    ------------   ------------   -------------

Combined fixed charges, including
    preferred accretion
  Interest expense, including debt discount
    amortization............................       47.2           39.4            45.2           39.5           30.5
  Accretion of redeemable convertible
    preferred stock........................       ---              4.8            22.9            7.3            6.0
  Amortization/writeoff of debt issuance
    costs...................................        2.1            2.6             2.6            2.3            2.3
  Portion of rental expense representative
    of interest factor (assumed to be 33%)..        3.1            2.2             1.5            1.3            1.0
                                               ------------   ------------    ------------   ------------   -------------

  Fixed charges.............................$      52.4     $     49.0     $      72.2     $     50.4     $     39.8
                                               ------------   ------------    ------------   ------------   -------------

Ratio of earnings to combined fixed charges.
                                                    2.4x         1.6x             (1)            (1)            1.1x
                                               ============   ============    ============   ============   =============

Amount of earnings deficiency for coverage
   of combined fixed charges................
                                            $     ---       $    ---       $      42.2     $     32.1     $    ---
                                               ============   ============    ============   ============   =============


   (1)  Less than 1.0x
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